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                                            Registration Statement No. 033-63821
                                                Filed Pursuant to Rule 424(b)(3)

                                US SERVIS, INC.

             SUPPLEMENT DATED DECEMBER 28, 1995 TO PROSPECTUS DATED
                               NOVEMBER 16, 1995


  With respect to the resale prospectus covering 552,272 shares of Common Stock of US Servis, Inc. (the "Company") filed with Form S-3 Registration Statement No. 033-63821.

  On December 20, 1995, the closing price of the Common Stock on The Nasdaq National Market was $3.75.

  The Section entitled "Plan of Distribution" in this Prospectus is hereby amended to read in its entirety as follows:

                              PLAN OF DISTRIBUTION

  The shares of Common Stock offered hereby may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees and other successors in interest, of such Selling Stockholders on the NASDAQ National Market System or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders or the purchasers of the Common Stock. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Prospectus.

  There is no assurance that the Selling Stockholders will sell any or all of the Common Stock offered pursuant to this Prospectus.





J160663-1        THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 28, 1995.